UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  December 4, 2013

PANEX RESOURCES INC.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-51707 (Commission File Number)	00-0000000 (I.R.S. Employer Identification No.)
c/o Coresco AG Level 3, Gotthardstrasse 20 Zug, Switzerland (Address of principal executive offices)		CH-6304 (Zip Code)

Registrant’s telephone number, including area code  +41-41-711-0281

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Panex Resources Inc.	Page 2

INFORMATION TO BE INCLUDED IN REPORT

Item 3.02.  Unregistered Sales of Equity Securities

On November 15, 2013, the Board of Directors of Panex approved the settlement of an aggregate US$328,975 of outstanding debt in consideration of an issuance of shares and authorized the issuance of up to an aggregate 328,975,000 restricted shares of common stock at a deemed offering price of $0.001 per restricted share as settlement in full for the aggregate outstanding debt.

As of the date of this current report, Panex has negotiated and settled an aggregate $248,000 of the approved debt with four creditors and, as a result, has issued the four creditors an aggregate 248,000,000 restricted shares of common stock in the capital of Panex.  The value of the restricted shares was arbitrarily set by Panex and had no relationship to its assets, book value, revenues or other established criteria of value.  All the restricted shares issued in this settlement were issued for investment purposes in a “private transaction”.

For the closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with.  The settlement was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Panex received from each of the creditors a completed and signed agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor subscribed for the shares for its own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions.

Item 5.01.  Changes in Control of Registrant

On November 15, 2013, there was a change of control in Panex.  Patane Ltd. settled debt in the amount of $110,000 with Panex at a settlement price of $0.001 per share.  The debt was owed by Panex as a result of loans received.  As a result of the settlement, Patane Ltd. received 110,000,000 restricted shares of common stock in the capital of Panex as payment for the debt.  Patane Ltd. now beneficially owns 30.0% of the issued and outstanding shares in the capital stock of Panex.

Also, Coresco AG settled debt in the amount of $100,000 with Panex at a settlement price of $0.001 per share.  The debt was owed by Panex as a result of services performed over the last year.  As a result of the settlement, Coresco AG received 100,000,000 restricted shares of common stock in the capital of Panex as payment for the debt.  Coresco AG now beneficially owns 27.3% of the issued and outstanding shares in the capital stock of Panex.  Coresco AG is owned by Klaus Eckhof (25%), Lars Pearl (25%), Mark Gasson (25%), and Ross Doyle (25%), but only the board of directors of Coresco AG have control over the sale and the voting of the shares.  Klaus Eckhof is the sole director and the president and chief executive officer of Panex.  Ross Doyle is the chief financial officer of Panex.

Also, Corporate Consultants Pty Ltd. settled debt in the amount of $25,000 with Panex at a settlement price of $0.001 per share.  The debt was owed by Panex as a result of services performed previously.  As a result of the settlement, Corporate Consultants Pty Ltd. received 25,000,000 restricted shares of common stock in the capital of Panex as payment for the debt.  Corporate Consultants Pty Ltd. now beneficially owns 6.9% of the issued and outstanding shares in the capital stock of Panex.

Form 8-K	Panex Resources Inc.	Page 3

No other shareholder of Panex owns more than 5%.

The basis of the change in control was a settlement of debt for the issuance of restricted shares of common stock.  For further information on the change of control in management see Item 3.02 above.

Prior to this change in control, Michel Muhiya Faliaia beneficially owned 12.68% of the issued and outstanding shares of common stock of Panex.  Michel Muhiya Faliaia still beneficially owns 15,000,000 shares, however now those shares only represents 4.1% of the issued and outstanding shares in the capital stock of Panex.  No other shareholder beneficially owned more than 5% of the issued and outstanding stock prior to the settlement of debt.

There is no arrangement or understanding among the members of the former and the new control groups and their associates with respect to the election of directors or other matters.

Except as described in this Form 8-K and in the Schedule 14C - Information Statement filed November 21, 2013, Panex is not aware of any arrangement that may result in a further change in control of Panex.

Form 8-K	Panex Resources Inc.	Page 4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Panex Resources Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

PANEX RESOURCES INC.

Dated: December 4, 2013	By: /s/ Ross Doyle
Ross Doyle - CFO